Exhibit 5.1

GLOBAL MOFY AI LIMITED OSIRIS INTERNATIONAL CAYMAN LIMITED P. O. Box 32311 Suite #4-210 Governors Square 23 LimeTree Bay Avenue KY1-1209	D +852 3656 6054 / +852 3656 6073 E nathan.powell@ogier.com rachel.huang@ogier.com Reference: NMP/RYH/510893.00001

6 March 2026

Dear Sirs

GLOBAL MOFY AI LIMITED (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-3, including all amendments and supplements thereto (including its exhibits, the Registration Statement) to be filed with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). The Registration Statement relates to the registration for the issuance and sale from time to time, in one or more offerings, of up to US$300,000,000 of the following securities of the Company from time to time (together, the Securities):

(a)	Class A ordinary shares of the Company of par value US$0.00003 per share (the Ordinary Shares);

(b)	agreements to purchase Ordinary Shares to be issued at a future date or dates under a purchase agreement or similar agreement to be entered into between the Company and holder(s) of such agreement (the Share Purchase Contracts);

(c)	debt securities (the Debt Securities) to be issued pursuant to the applicable indenture, purchase agreement or similar agreement to be entered into by the Company (the Debt Document);

(d)	warrants to purchase Ordinary Shares or Debt Securities (the Warrants) issuable pursuant to the terms of a warrant agreement, purchase agreement or similar agreement to be entered into between the Company and a warrant agent for such Warrants thereunder, if any (the Warrant Document);

(e)	rights to purchase Ordinary Shares (the Rights) to be issued under a rights agreement, purchase agreement or similar agreement to be entered into between the Company and one or more rights agent, if any (the Rights Document); and/or

(f)	units comprising any combination of Ordinary Shares, Share Purchase Contracts, Debt Securities, Warrants and Rights (including units consisting of one or any combination of a (i) Share Purchase Contract and (ii) Debt Securities, Warrants, and / other Securities, the Share Purchase Units) (together, the Units) to be issued under a unit agreement, purchase agreement or similar agreement between the Company and a unit agent to be specified therein, if any (the Unit Document).

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

The Debt Document, the Warrant Document, the Rights Document and the Unit Document are referred to herein collectively as Governing Documents. The Share Purchase Contracts, the Warrants, the Debt Securities, the Rights, the Units (including the Share Purchase Units) and/or any combination thereof are collectively referred to herein as Non-Equity Securities.

We have been advised that the Securities are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Act, as set forth in the Registration Statement, and that this opinion is required to be furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issue of the Securities.

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents set forth in Schedule 1 (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Memorandum and Articles, the Register and the Director’s Certificate (each as defined in Schedule 1) is accurate and complete as at the date of this opinion;

(e)	each of the parties to the Governing Documents and the Share Purchase Contracts other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws. Any individuals who are parties to the Governing Documents and the Share Purchase Contracts, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Governing Documents and such Share Purchase Contracts, sign such documents and give such information;

(f)	each Governing Document and the Non-Equity Securities have been, or will be, duly authorised, executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws and, in respect of the Company, in the manner authorised by the Board;

(g)	in authorising the execution and delivery of the Documents, the Governing Documents and the Share Purchase Contracts by the Company, the exercise of its rights and performance of its obligations under such documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her;

(h)	the applicable Governing Documents and the Share Purchase Contracts will be governed by and construed in accordance with the laws of New York and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of New York and all other relevant laws. If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction;

(i)	the choice of the laws of the State of New York as the governing law of the Governing Documents and the Share Purchase Contracts has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(j)	no monies paid to or for the account of any party in respect of the Securities under the Governing Documents and the Share Purchase Contracts represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised), and the Terrorism Act (Revised) respectively) and none of the parties to the Documents or the Governing Documents is acting or will act in relation to the transactions contemplated by such documents, in a manner inconsistent with sanctions imposed by Cayman Islands authorities, or United Nations or United Kingdom sanctions or measures extended by statutory instrument to the Cayman Islands by orders of His Majesty in Council;

(k)	the Non-Equity Securities will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered applicable Governing Documents, and in the case of the Share Purchase Contracts, the Ordinary Shares will be issued and authenticated as required in accordance with the provisions of duly authorised, executed and delivered Share Purchase Contracts, and the Non-Equity Securities will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

(l)	the form and terms of any and all Securities, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands;

(m)	the CORIS Search (as defined in Schedule 1) which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(n)	the copy of the Registration Statement is true and correct copy and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(o)	the Board Resolutions (as defined in Schedule 1) remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Registration Statement and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Registration Statement which has not been properly disclosed in the Board Resolutions;

(p)	none of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(i)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(ii)	neither the execution or delivery of the Registration Statement, the Share Purchase Contracts and the Governing Documents nor the exercise by any party to the Registration Statement, the Share Purchase Contracts or the Governing Documents of its rights or the performance of its obligations under them contravene those laws or public policies;

(q)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement, the Share Purchase Contracts and the Governing Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way from entering into and performing its obligations under a duly authorised, executed and delivered the Governing Documents and the Share Purchase Contracts;

(r)	none of the transactions contemplated by the Registration Statement, the Share Purchase Contracts or the Governing Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands;

(s)	the issue of the Securities at the time of issuance, whether as principal issue or on the conversion, exchange or exercise of any Governing Documents or any Share Purchase Contracts, would not result in the Company exceeding its authorised share capital; and upon the issue of any Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and that such issuance will be duly registered, and will continue to be registered, in the Company’s register of members;

(t)	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company;

(u)	the certificates for the Securities will conform to the specimen as set out thereof and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Securities, or, if uncertificated, valid book-entry notations for the issuance of the Securities in uncertificated form will have been duly made in the share register of the Company;

(v)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities;

(w)	neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets; and

(x)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(y)	the Company has obtained, or will obtain prior to execution, all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Governing Documents and the Share Purchase Contracts. Any conditions to which such consents, licences, approvals and authorizations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them;

(z)	all necessary corporate action will be taken to authorise and approve any issuance of Securities and the terms of the offering of such Securities thereof and other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto; and

(aa)	the Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Issuance of Shares

(b)	With respect to the Ordinary Shares, when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Ordinary Shares, the terms of the offering of the Ordinary Shares and all related matters;

(ii)	either (A) the provisions of the applicable definitive purchase, underwriting or similar agreement (including, if applicable, the Share Purchase Contracts) approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Ordinary Shares) has been made, or (B) if such Ordinary Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any other security, the terms of such security, the Memorandum and Articles or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Ordinary Shares, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Ordinary Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Ordinary Shares, in each case in accordance with the Memorandum and Articles,

the Ordinary Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

Issuance of Debt Securities

(c)	With respect to the Debt Securities to be issued, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and all related matters;

(ii)	the Debt Document relating to the Debt Securities shall have been duly authorised and validly executed and unconditionally delivered by and on behalf of the Company and all the relevant parties thereunder; and

(iii)	the Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the applicable Debt Document relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, the Debt Securities will have been duly executed, issued and delivered.

Issuance of Warrants

(d)	With respect to the Warrants to be issued, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and all related matters;

(ii)	a Warrant Document relating to the Warrants shall have been duly authorised and validly executed and unconditionally delivered by the Company and the warrant agent thereunder; and

(iii)	the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Document relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

Issuance of Rights

(e)	With respect to the Rights to be issued, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and all related matters;

(ii)	a Rights Document relating to the Rights shall have been duly authorised and validly executed and unconditionally delivered by the Company and the financial institution designated as rights agent thereunder; and

(iii)	the certificates representing the Rights shall have been duly executed, countersigned, issued, registered and delivered in accordance with the Rights Document relating to the Rights, and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Rights will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

Issuance of Units

(f)	With respect to each issue of Units, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Units and to approve the issue of the Securities which are components thereof, the terms of the offering thereof and all related matters;

(ii)	a Unit Document relating to the Units (including the Share Purchase Units) shall have been duly authorised and validly executed and unconditionally delivered by the Company and the financial institution designated as unit agent thereunder;

(iii)	in respect of any Warrants which are components of the Units, a Warrant Document shall have been duly authorised and validly executed and unconditionally delivered by the Company and the warrant agent thereunder, if any, in respect of any Warrants which are components of the Units;

(iv)	in respect of any Debt Securities which are components of the Units, the Debt Document shall have been duly authorised and validly executed and unconditionally delivered by the Company and all relevant parties thereunder;

(v)	in respect of any Rights which are components of the Units, the Rights Document shall have been duly authorised and validly executed and unconditionally delivered by the Company and all relevant parties thereunder;

(vi)	in respect of any Share Purchase Contracts (including the Share Purchase Contracts which are components of the Units), the Share Purchase Contracts shall have been duly authorised and validly executed and unconditionally delivered by the Company and all relevant parties thereunder;

(vii)	in respect of any Ordinary Shares which are components of the Units, valid entry has been made in the register of members of the Company reflecting such issuance of Ordinary Shares, in each case in accordance with the Memorandum and Articles; and

(viii)	the Units and any Securities which are components of the Units shall have been duly executed, countersigned, authenticated, issued, registered and delivered (in each case, as and when applicable), in accordance with the provisions of (A) the applicable Unit Document relating to the Units, (B) the applicable Warrant Document relating to any Warrants which are components of the Units, (C) the applicable Debt Document relating to any Debt Securities which are components of the Units, (D) the Memorandum and Articles and (E) the applicable definitive purchase, underwriting or similar agreement (including, if applicable, the Share Purchase Contracts) approved by the Board, and upon payment of the consideration therefor provided therein (being, in respect of Ordinary Shares which are components of the Units, not less than the par value of such Ordinary Shares), the Units will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the documents reviewed to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents or any of the Share Purchase Contracts or the Governing Documents (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents, the Governing Documents, the Share Purchase Contracts and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement, the Share Purchase Contracts and/or the Governing Documents will result in the breach of or infringe any other agreement, deed or document entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities” and “Legal Matters”. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

6.2	This opinion may be used only in connection with the offer and sale of the Securities by the Company while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity), it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

Yours faithfully

/s/ Ogier

Ogier

SCHEDULE 1

Documents examined

1	The certificate of incorporation of the Company dated 29 September 2021 and the certificate of incorporation on change of name of the Company dated 22 August 2024 issued by the Registrar.

2	The fourth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 5 January 2026 (together, the Memorandum and Articles).

3	The certificate of good standing dated 25 February 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	The register of directors and officers of the Company provided to us on 17 October 2025 (the Register).

5	A certificate from a director of the Company dated the date of this opinion as to certain matters of facts (the Director’s Certificate).

6	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 5 March 2026 (the Register of Writs).

7	A search on the Cayman Online Registry Information Service conducted against the Company at the Registrar on 5 March 2026 (the CORIS Search).

8	A copy of the written resolutions of all directors of the Company passed on 5 March 2026 approving, among other things, the Registration Statement (the Board Resolutions).

9	The Registration Statement.

SCHEDULE 2

Qualifications

Good standing

1	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of members

3	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Non-assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares, that a member of the Company shall not, solely by virtue of its status as a member of the Company, be liable for additional assessments or calls on such Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Register of Writs

6	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

a.	any current or pending litigation in the Cayman Islands against the Company; or

b.	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Governing Documents

7	We have not reviewed the Governing Documents or the Share Purchase Contracts, and our opinions are qualified accordingly.

8	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Governing Documents and the Non-Equity Securities and enforce the remainder of the Governing Documents and the Non-Equity Securities or the transaction of which such provisions form a part, notwithstanding any express provisions in any Governing Documents or any Share Purchase Contracts in this regard.

9	The Company is prohibited by section 175 of the Companies Act from making any invitation to the public in the Cayman Islands to subscribe for any of its securities.